Exhibit 99.1

NEWS

For immediate release

Contact:                                                  Timothy J. Romenesko

                                                                                                Vice President, Chief Financial Officer

                                                                                                (630) 227-2090

                                                                                                e-mail address: tromenesko@aarcorp.com

                                                                                                web address: www.aarcorp.com

AAR REPORTS FISCAL YEAR 2006 SECOND QUARTER RESULTS

• 24% sales growth; 149% growth in pretax income

• 20% commercial sales growth; 32% defense sales growth

• Net income of $7.9 million or $0.22 per diluted share

• Continued sales growth in Europe and Asia

WOOD DALE, ILLINOIS (December 22, 2005) — AAR (NYSE: AIR) today reported net sales from continuing operations of $218.2 million for the second quarter of fiscal 2006, an increase of 24% compared to the prior year. Income from continuing operations was $7.9 million or $0.22 per diluted share compared to $5.0 million or $0.15 per diluted share a year ago.  Prior year second quarter results included a $1.6 million or $0.05 per diluted share federal income tax benefit.  Pretax income from continuing operations was $11.0 million in the second quarter compared with $4.4 million in the second quarter of last year, an increase of 149%.

A recap of our four segments is as follows:

• Aviation Supply Chain - Sales increased 17% driven by customer acceptance of our innovative and comprehensive product offerings.  During the second quarter, the Company announced an additional supply chain management program with Mesa Air Group and a contract with BAE Systems to perform component repair and overhaul services.  The Company continued to make strategic investments, including assets to support the Mesa program and other inventory purchases.  The Company funded the investment in the new Mesa program during the last week of the second quarter and expects revenue and income beginning in its third quarter.

• Maintenance, Repair and Overhaul - Sales increased 73% primarily due to the success of the Indianapolis Maintenance Center and increased activity at the Company’s Oklahoma facility.  During the quarter the Company’s MRO segment experienced a three week power outage at its Miami operation due to hurricane Wilma and incurred higher training costs associated with the integration of approximately 225 new employees.  The Company estimates that the impact of the hurricane and added training costs reduced operating income by approximately $1.0 million in the quarter.  The Miami operation was fully operational by the end of November, and the Company expects higher training costs to continue through the balance of the fiscal year as it grows this segment and positions this business for the future.

•  Structures and Systems - Sales increased 30% fueled by robust demand for specialized mobility products and cargo systems.  In September 2005, the Company announced that it had received a $30 million pallet order from the U.S. Air Force.  Shipments under this contract began in the second quarter and will continue through the balance of this fiscal year.

•  Aircraft Sales and Leasing - Sales were lower compared to the prior year due to joint venture accounting, which excludes joint venture revenues from consolidated net sales.  Operating income increased due to additional deal flow in the Company’s joint ventures.  One of the Company’s aircraft joint ventures purchased five aircraft and sold one aircraft in the quarter, bringing the total number of aircraft held in joint ventures to ten.  The Company’s strategy post 9/11 has been to participate in aircraft transactions through joint ventures.  Additionally, the Company owns seven aircraft outside of the joint ventures, mostly acquired prior to September 11, 2001.

Sales to commercial and defense customers grew 20% and 32%, respectively, in the second quarter versus the same quarter a year ago, and sales in both Asia and Europe increased year over year.  Gross profit margin increased from 16.1% to 17.4% in the quarter primarily driven by higher sales volumes.  SG&A costs as a percentage of sales decreased from 11.5% to 10.8% during the quarter.  While SG&A spending increased over the prior year, it declined modestly from the first quarter of fiscal 2006.  Operating income margin improved from 4.7% to 6.9% year over year.

“Our investments in facilities, assets and training have positioned the Company to benefit from outsourcing trends in both the commercial and defense markets.” said David P. Storch, Chairman and CEO of AAR.  “As a result of our successful campaigns, our biggest challenge is executing across the enterprise, and the results show we are making progress on this front.”

AAR is a leading provider of products and value-added services to the worldwide aviation/aerospace industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve airline and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 10:30 a.m. CST on December 22, 2005. The conference call can be accessed by calling 866-244-4526 from inside the U.S. or 800-4363-7976 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 813850).  The replay will be available from 1:30 p.m. CST on December 22, 2005 until 11:59 p.m. CST on December 29, 2005.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2005 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations (In thousands except per share data)	Three Months Ended November 30,		Six Months Ended November 30,
	2005	2004	2005	2004
Sales	$218,230	$176,448	$417,818	$340,221
Cost and expenses:
Cost of sales	180,240	147,976	345,146	285,224
Selling, general and administrative	23,621	20,240	47,522	40,279

Equity in earnings of joint ventures	593	8	798	8

Operating income	14,962	8,240	25,948	14,726

Gain on extinguishment of debt	—	—	—	995

Interest expense	4,507	4,227	8,629	8,691
Interest income	503	382	962	665

Income from continuing operations beforeincome taxes	10,958	4,395	18,281	7,695

Income tax expense (benefit)	3,082	(651)	5,147	136

Income from continuing operations	7,876	5,046	13,134	7,559

Discontinued operations:
Operating loss, net of tax	—	(207)	—	(434)
Loss on disposal, net of tax	—	—	—	—
Loss from discontinued operations	—	(207)	—	(434)

Net income	$7,876	$4,839	$13,134	$7,125

Share Data:

Earnings (loss) per share - Basic:
Earnings from continuing operations	$0.24	$0.16	$0.40	$0.23
Loss from discontinued operations	—	(0.01)	—	(0.01)
Earnings per share - Basic	$0.24	$0.15	$0.40	$0.22

Earnings (loss) per share - Diluted
Earnings from continuing operations	$0.22	$0.15	$0.37	$0.23
Loss from discontinued operations	—	(0.01)	—	(0.01)
Earnings per share - Diluted	$0.22	$0.14	$0.37	$0.21

Average shares outstanding - Basic	33,048	32,246	33,005	32,244
Average shares outstanding - Diluted	37,137	36,412	37,073	36,311

Consolidated Balance Sheet Highlight (In thousands except per share data)	November 30, 2005	May 31, 2005
	(Unaudited)	(Derived from audited financial statements)
Cash and cash equivalents	$23,081	$50,338
Current assets	471,535	474,542
Current maturities of recourse LTD	16,739	2,123
Current liabilities (excluding debt accounts)	181,004	156,280
Net property, plant and equipment	72,665	71,474
Total assets	798,781	732,230
Recourse long-term debt	197,228	199,919
Total recourse debt	213,967	202,042
Total non-recourse debt	28,162	28,862
Stockholders’ equity	328,334	314,744
Book value per share	$9.92	$9.66
Shares outstanding	33,092	32,586

Sales By Business Segment (In thousands - unaudited)	Three Months Ended November 30,		Six Months Ended November 30,
	2005	2004	2005	2004
Aviation Supply Chain	$107,993	$92,323	$215,104	$178,169
Maintenance, Repair and Overhaul	43,257	25,022	81,229	46,303
Structures and Systems	63,817	49,194	115,177	94,142
Aircraft Sales and Leasing	3,163	9,909	6,308	21,607
	$218,230	$176,448	$417,818	$340,221

Diluted Earnings Per Share Calculation (In thousands except per share data)	Three Months Ended November 30,		Six Months Ended November 30,
	2005	2004	2005	2004
Net income as reported	$7,876	$4,839	$13,134	$7,125
Add: After-tax interest on convertible debt	306	306	612	618
Net income for diluted EPS calculation	$8,182	$5,145	$13,746	$7,743

Basic shares outstanding	33,048	32,246	33,005	32,244
Additional shares due to:
Assumed exercise of stock options	485	562	464	463
Assumed conversion of convertible debt	3,604	3,604	3,604	3,604
Diluted shares outstanding	37,137	36,412	37,073	36,311

Diluted earnings per share	$0.22	$0.14	$0.37	$0.21